Exhibit 4.16

This Note is issued May 14, 2026, and has not been registered under the Securities Act of 1933, as amended (the “33 Act”), and may not be sold, transferred, otherwise disposed of or offered for sale in the absence of an effective registration statement under the 33 Act and any applicable state or other securities law or an exemption from such registration.

ADS-TEC ENERGY, INC.

FOURTH AMENDED AND RESTATED SECURED PROMISSORY NOTE

(Revolving Credit Facility)

$25,000,000.00	May 14, 2026

Amendment and Restatement. This Fourth Amended and Restated Secured Promissory Note (this “Note”) renews, amends and restates, and is in substitution for, that certain Third Amended and Restated Secured Promissory Note (the “Prior Note”), dated as of April 30, 2025, in the original principal amount of $7,500,000.00, issued by Company to Lender (each as defined below). This Note shall in no way extinguish, cancel or satisfy Company’s unconditional obligation to repay all indebtedness evidenced by the Prior Note or constitute a novation of the Prior Note. Without limiting the generality of the foregoing, this Note (a) increases the aggregate principal commitment from $7,500,000.00 to $25,000,000.00, (b) extends the Maturity Date to July 31, 2027, and (c) confirms that this Note is structured as a revolving credit facility under which amounts may be borrowed, repaid and reborrowed in accordance with the terms hereof.

FOR VALUE RECEIVED, ADS-TEC ENERGY, INC., a Delaware corporation (“Company”), unconditionally promises to pay to the order of THE LUCERNE CAPITAL MASTER FUND, L.P. (“Lender”), in the manner and at the place hereinafter provided, the principal amount of loans actually drawn pursuant to this Note in an aggregate principal amount for all such draws not to exceed such Lender’s total commitment of Twenty-Five Million and No/100 Dollars ($25,000,000.00) on July 31, 2027 (the “Maturity Date”); provided that Company may, at its option, prepay such amount at an earlier date on any Business Day prior to the Maturity Date as provided herein. This Note is structured as a revolving credit facility: subject to the terms and conditions set forth herein, amounts borrowed hereunder may be repaid (in whole or in part) and reborrowed from time to time prior to the Maturity Date, in each case so long as the aggregate principal amount outstanding at any time does not exceed Lender’s total commitment.

Company also promises to pay interest on the unpaid principal amount of loans actually outstanding pursuant to this Note from the date of disbursement until paid in full at a rate per annum equal to 11%. No warrants or other equity securities of Company or any Guarantor are attached to, or issuable in connection with, this Note. Interest on this Note shall be payable upon any prepayment of this Note (to the extent accrued on the amount being prepaid) and at the Maturity Date. All computations of interest shall be made by Lender on the basis of a 365/366-day year, for the actual number of days elapsed in the relevant period (including the first day but excluding the last day). In no event shall the interest rate payable on this Note exceed the maximum rate of interest permitted to be charged under applicable law.

1. Loans. Subject to the terms and conditions set forth herein, Lender agrees to make loans to the Company from time to time on any Business Day from the date of issuance of this Note and prior to the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s total commitment as described in the recitals hereof. Within such limits and subject to the other terms and conditions hereof, amounts borrowed under this Section 1 may be repaid and reborrowed from time to time on a revolving basis. Each borrowing of a loan shall be made upon the Company’s notice, which may be delivered in writing, delivered via email, delivered via facsimile, or telephonic. Such notice shall specify the amount of the borrowing and the requested borrowing date.

2. Payments. All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of Lender located at its address specified opposite its signature below, or at such other place as Lender may direct. Whenever any payment on this Note is stated to be due on a day that is not a Business Day, such payment shall instead be made on the next Business Day, and such extension of time shall be included in the computation of interest payable on this Note. Each payment made hereunder shall be credited first to interest then due and the remainder of such payment shall be credited to principal, and interest shall thereupon cease to accrue upon the principal so credited. Each of Lender and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligation of Company hereunder with respect to payments of principal or interest on this Note.

3. Prepayments. Company shall have the right at any time and from time to time to prepay the principal of this Note in whole or in part, without premium or penalty. Any prepayment hereunder shall be accompanied by any unpaid interest accrued on the principal amount of the Note being prepaid to the date of such prepayment. Within the limits set forth in Section 1, any loans prepaid under this Section 3 may be reborrowed under Section 1.

4. [Reserved].

5. Post-Closing Obligations.

(a) By June 15, 2026, or such later date as may be acceptable to Lender in its sole discretion, to secure the Secured Obligations, Company shall have executed, and shall have caused each of its applicable subsidiaries to execute, the Initial Security Documents; and

(b) By July 14, 2026, or such later date as may be acceptable to Lender in its sole discretion, to secure the Secured Obligations, Company shall have executed, and shall have caused each of its applicable subsidiaries to execute, the Subsequent Security Documents.

6. Subordination to Senior Lender.

(a) Notwithstanding anything to the contrary contained herein, each of Lender and Company acknowledges and agrees that all Obligations of the Irish Guarantor under the Svelland Note and any Guarantor under each Guarantee (each term as defined in the Svelland Note) owing to Svelland under or in connection with the Svelland Note and such Guarantees (the “Senior Obligations”), and any liens or security interests securing the same, shall be senior in right of payment and priority to all Secured Obligations hereunder.

(b) Until all Senior Obligations have been paid in full in cash, Company shall not, and shall not permit any Guarantor to, make any payment or distribution in respect of any Obligations, grant or permit any lien or security interest securing any Obligations other than liens expressly subordinated to the liens of Svelland in respect of Senior Obligations, or take any action inconsistent with the subordination contemplated by this Section, in each case without the prior written consent of Svelland.

(c) Company and the Irish Guarantor shall, upon request of Svelland, use commercially reasonable efforts to procure that Company, the Irish Guarantor and Lender enter into a customary subordination or intercreditor agreement with Svelland consistent with the principles set forth in this Section.

(d) In the event of any conflict or inconsistency between this Section and the terms of any intercreditor or subordination agreement entered into by Company, the Irish Guarantor, Svelland and Lender in respect of the Senior Obligations, the terms of such intercreditor or subordination agreement shall control.

(e) Each of Company, Lender and the Guarantors hereby acknowledges and agrees that Svelland is a third-party beneficiary of this Section 6 and shall be entitled to enforce the provisions of this Section 6 directly. No amendment, restatement, supplement, waiver or other modification of this Section 6, including this sentence, shall be effective without Svelland’s prior consent.

7. Covenants. Company covenants and agrees that until this Note is paid in full it will:

(a) use the proceeds of the sale of this Note for working capital and general corporate purposes; and

(b) not repay any other indebtedness for borrowed money except (i) indebtedness of Company evidenced by those certain Unsecured Promissory Notes issued by Company on May 5, 2023 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time), (ii) indebtedness of Company evidenced by those certain Secured Promissory Notes issued by Company on August 18, 2023 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time), (iii) indebtedness of Company evidenced by those certain Secured Promissory Notes issued by Company to Lender on August 26, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time), (iv) indebtedness of Company in connection with that certain Securities Purchase Agreement, dated as of April 30, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between the Irish Guarantor, Ayrton Capital, LLC and the other buyers party thereto, (v) indebtedness of Company owing to the Senior Lender, or (vi) in the ordinary course of business.

8. Guaranty.

(a) Each of the Guarantors hereby absolutely, unconditionally and irrevocably jointly and severally guarantee to Lender the full and timely payment of Secured Obligations (the “Guaranty”). If Company fails to make such payment when due and payable under or in connection with this Note, each Guarantor’s obligations under this Section 8 shall become immediately effective and, upon written notice from Lender to Company and each Guarantor of such failure, such Guarantor will make such payments or cause such payments to be made. Each Guarantor waives notice of presentment, demand, protest, proof of non-payment, default or breach by Lender and acceptance of this Guaranty. Unless so terminated earlier, the Guaranty shall immediately and automatically terminate upon the full payment of all amounts required to be paid by Company pursuant to or in connection with the terms of this Note. Any rights under the Guaranty may be enforced against the German Guarantor only subject to, and in compliance with, the attached Annex German Guaranty Limitations.

(b) Lender shall not be obligated to file any claim relating to the Secured Obligations under Section 8(a) in the event that Company becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Lender to so file shall not affect either Guarantor’s obligation hereunder. In the event that any payment to Lender in respect of any Secured Obligation is rescinded or must otherwise be returned for any reason whatsoever, each Guarantor shall remain liable hereunder with respect to the remaining portion of such Secured Obligations which shall be deemed to be reinstated, subject to the terms and conditions hereof, as if such payment had not been made. The Guaranty is a primary and original obligation of each Guarantor and is not of collection or merely the creation of a surety relationship, and Lender shall not be required to initiate any proceedings or remedies against Company or any other person before proceeding against the Guarantors hereunder.

9. Representations and Warranties. Company hereby represents and warrants to Lender that:

(a) it is (i) a duly organized and validly existing corporation, (ii) in good standing or subsisting under the laws of the jurisdiction of its organization and (iii) has the corporate power and authority to own and operate its properties, to transact the business in which it is now engaged and to execute and deliver this Note;

(b) this Note constitutes the duly authorized, legally valid and binding obligation of Company, enforceable against Company in accordance with its terms;

(c) all consents and grants of approval required to have been granted by any Person in connection with the execution, delivery and performance of this Note have been granted;

(d) the execution, delivery and performance by Company of this Note do not and will not (i) violate any law, governmental rule or regulation, court order or agreement to which it is subject or by which its properties are bound or the charter documents or bylaws of Company or (ii) result in the creation of any lien or other encumbrance with respect to the property of Company (other than the liens contemplated by Section 5 hereof and the Security Agreement);

(e) there is no action, suit, proceeding or governmental investigation pending or, to the knowledge of Company, threatened against Company or any of its subsidiaries or Guarantor or any of their respective assets which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets, or financial condition of Company and its subsidiaries, taken as a whole, or the ability of Company to comply with its obligations hereunder; and

(f) the proceeds of the loan evidenced by this Note shall be used by Company for working capital and general corporate purposes.

10. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) failure of Company to pay any principal under this Note when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, or failure of Company to pay any interest or other amount due under this Note within ten days after the date due; or

(b) failure of Company to perform or observe any other term, covenant or agreement to be performed or observed by it pursuant to this Note (including, for the avoidance of doubt, the covenant set forth in Section 5 hereof and such failure continues for 30 days from notice thereof); or

(c) any representation or warranty made by Company to Lender in connection with this Note shall prove to have been false in any material respect when made; or

(d) suspension of the usual business activities of Company or Guarantor or the liquidation of all or substantially all of the Company’s or Guarantor’s business; or

(e) (i) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company or Guarantor in an involuntary case under Title 11 of the United States Code entitled “Bankruptcy” (as now and hereinafter in effect, or any successor thereto, the “Bankruptcy Code”) or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or Guarantor under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or Guarantor or over all or a substantial part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of Company or Guarantor for all or a substantial part of its property shall have occurred; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or Guarantor, and, in the case of any event described in this clause (ii), such event shall have continued for 60 days unless dismissed, bonded or discharged; or

(f) an order for relief shall be entered with respect to Company or Guarantor or Company or Guarantor shall commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or Guarantor shall make an assignment for the benefit of creditors; or Company or Guarantor shall be unable or fail, or shall admit in writing its inability, to pay its debts as such debts become due; or

(g) Company or Guarantor shall challenge, or institute any proceedings to challenge, the validity, binding effect or enforceability of this Note or the Guaranty or any endorsement of this Note or any other obligation to Lender; or

(h) any provision of this Note, the Security Agreement, or the Guaranty or any provision hereof or thereof shall cease to be in full force or effect or shall be declared to be null or void or otherwise unenforceable in whole or in part by a court of competent jurisdiction; or Guarantor or any Person acting by or on behalf of Guarantor shall deny or disaffirm Guarantor’s obligations under the Guaranty; or Guarantor shall default (beyond any applicable grace period) in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty.

11. Remedies. Upon the occurrence of any Event of Default specified in Section 10(e) or 10(f) above, the principal amount of this Note together with accrued interest thereon shall become immediately due and payable, without presentment, demand, notice, protest or other requirements of any kind (all of which are hereby expressly waived by Company). Upon the occurrence and during the continuance of any other Event of Default Lender may, by written notice to Company, declare the principal amount of this Note together with accrued interest thereon to be due and payable, and the principal amount of this Note together with such interest shall thereupon immediately become due and payable without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by Company). All rights and remedies of Lender upon an Event of Default shall be subject to the subordination set forth in Section 6.

12. Definitions. The following terms used in this Note shall have the following meanings (and any of such terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference):

“Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the State of New York or any other day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Debtor Relief Laws” means all applicable laws relating to bankruptcy, insolvency, liquidation, administration, receivership, examinership, restructuring, reorganization, moratorium, assignment for the benefit of creditors, winding up, dissolution or similar proceedings affecting creditors’ rights generally.

“Event of Default” means any of the events set forth in Section 10.

“Fourth Amendment Effective Date Security Documents” means the Initial Security Documents and the Subsequent Security Documents, in each case as amended, restated, supplemented or otherwise modified from time to time.

“German Guarantor” means ADS-Tec Energy GmbH, a limited liability company under German law, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Stuttgart under number HRB 762810, and its permitted successors and assigns under the German Guaranty.

“Guarantor” means each of the German Guarantor and the Irish Guarantor.

“Guaranty” has the meaning set forth in Section 8.

“Initial Security Documents” means the Security Agreement (Germany) and the Security Agreement (NY).

“Insolvency Proceeding” has the meaning set forth in Section 6.

“Irish Guarantor” means ADS-Tec Energy Public Limited Company, a public limited company incorporated under the laws of Ireland with company registration number 700539 and having its registered office at 10 Earlsfort Terrace, Dublin 2, D02 T380, Ireland, and its permitted successors and assigns under the Irish Guaranty.

“Note Documents” means this Note, the Fourth Amendment Effective Date Security Documents and all other documents, instruments or agreements executed and delivered by Company and any of its subsidiaries for the benefit of Lender in connection herewith on or after the date hereof, collectively, the “Note Documents”.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Company and any applicable subsidiaries arising under any Note Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Company and/or any applicable subsidiary of any proceeding under any Debtor Relief Laws naming Company and/or such subsidiary as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Person” means any individual, partnership, limited liability company, joint venture, firm, corporation, association, bank, trust or other enterprise, whether or not a legal entity, or any government or political subdivision or any agency, department or instrumentality thereof.

“Secured Obligations” means all Obligations owed to Lender under the Note Documents.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of May 1, 2025, by and among the Irish Guarantor and each of the investors listed on the Schedule of Buyers attached thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Security Agreement (Germany)” means an agreement to be entered into by Company and its German subsidiaries in favour of Lender and Svelland (in respect of the Svelland Note), governed by German law in form and substance reasonably satisfactory to Lender and substantially similar to the respective German Share Pledges dated as of June 12, 2025, entered into by Company, ADS-Tec Energy (Germany), ADS-Tec Energy Service GmbH and Alto Opportunity Master Fund SPC – Segregated Portfolio B.

“Security Agreement (NY)” means an agreement to be entered into by Company and its U.S. and German subsidiaries in favour of Lender and Svelland (in respect of the Svelland Note), governed by New York law in form and substance reasonably satisfactory to Lender and substantially similar to the Security and Pledge Agreement dated as of May 1, 2025, entered into by the Irish Guarantor, the grantors from time to time parties therein and Alto Opportunity Master Fund SPC – Segregated Portfolio B.

“Senior Lender” has the meaning set forth in Section 6.

“Subsequent Security Documents” means any security agreement, pledge agreement, guarantee, collateral assignment, financing statement and any other document, instrument or filing reasonably requested by Lender, in each case similar to the Security Documents (as defined in the Securities Purchase Agreement) and otherwise in form and substance reasonably satisfactory to Lender, including any document, instrument or filing required by Lender to evidence authority to enter into, create, evidence or perfect the liens and security interests contemplated thereby.

“Svelland Note” means that certain Second Amended and Restated Promissory Note, dated as of the date hereof, made by the Irish Guarantor in favor of Svelland Global Trading Master Fund (“Svelland”), in the original principal amount of up to €32,500,000, as amended, restated supplemented or otherwise modified from time to time.

13. Miscellaneous.

(a) All notices and other communications provided for hereunder shall be in writing (including faxes) and mailed, telecopied, or delivered as follows: if to Company, at its address specified opposite its signature below; and if to Lender, at its address specified opposite its signature below; or in each case at such other address as shall be designated by Lender or Company. All such notices and communications shall, when mailed, faxed or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier, as the case may be, or sent by fax. Electronic mail may be used to distribute routine communications; provided that no signature with respect to any notice, request, agreement, waiver, amendment, or other documents may be sent by electronic mail.

(b) No failure or delay on the part of Lender or any other holder of this Note to exercise any right, power or privilege under this Note and no course of dealing between Company and Lender shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Note are cumulative to, and not exclusive of, any rights or remedies that Lender would otherwise have. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender to any other or further action in any circumstances without notice or demand.

(c) Company and any endorser of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

(d) THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND LENDER HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(e) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS NOTE MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS NOTE COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS NOTE. Company hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Company at its address set forth below its signature hereto, such service being hereby acknowledged by Company to be sufficient for personal jurisdiction in any action against Company in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Lender to bring proceedings against Company in the courts of any other jurisdiction.

(f) COMPANY AND, BY THEIR ACCEPTANCE OF THIS NOTE, LENDER AND ANY SUBSEQUENT HOLDER OF THIS NOTE, HEREBY IRREVOCABLY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Company and, by their acceptance of this Note, Lender and any subsequent holder of this Note, each (i) acknowledges that this waiver is a material inducement to enter into a business relationship, that the other parties have already relied on this waiver in entering into this relationship, and that each party will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that it has either (x) reviewed this waiver with its legal counsel or (y) had the opportunity and sufficient time to consult with and obtain advice from legal counsel regarding the provisions in this Note and the Guaranty and was encouraged to consult with legal counsel and that it knowingly and voluntarily waives its jury trial rights. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS NOTE. In the event of litigation, this provision may be filed as a written consent to a trial by the court.

(g) Company hereby waives the benefit of any statute or rule of law or judicial decision that would otherwise require that the provisions of this Note be construed or interpreted most strongly against the party responsible for the drafting thereof.

IN WITNESS WHEREOF, the undersigned have caused this Fourth Amended and Restated Secured Promissory Note to be duly executed and delivered as of the date first written above.

COMPANY:

ADS-TEC ENERGY, INC.

By:	/s/ Torsten Klee
Name:	Torsten Klee
Title:	Authorized Officer

Address:

10 Earlsfort Terrace
Dublin 2, DO2 T380, Ireland

GERMAN GUARANTOR:

ADS-Tec Energy GmbH

By:	/s/ Torsten Klee
Name:	Torsten Klee
Title:	Authorized Officer

Address:

10 Earlsfort Terrace
Dublin 2, DO2 T380, Ireland

IRISH GUARANTOR:

ADS-Tec Energy Public Limited Company

By:	/s/ Torsten Klee
Name:	Torsten Klee
Title:	Authorized Officer

Address:

10 Earlsfort Terrace
Dublin 2, DO2 T380, Ireland

LENDER:

THE LUCERNE CAPITAL MASTER FUND, L.P.

By:	/s/ Pieter Taselaar
Name:	Pieter Taselaar
Title:	Managing Member

Address:

73 Arch St.

Greenwich, CT 06830

Annex German Guaranty Limitations

Net Assets means an amount equal to the sum of the amounts of the German Guarantor’s assets (consisting of all assets which correspond to the items set forth in section 266 para 2 A, B, (but disregarding any accruals (Rückstellungen) in respect of a potential enforcement of the security created hereunder), C, D and E of the German Commercial Code (Handelsgesetzbuch, HGB) less the aggregate amount of the German Guarantor’s liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 para 3 B, C, D and E HGB), save that:

(a)	any obligations (Verbindlichkeiten) of the German Guarantor:

(i)	owing to any other Guarantor or any other affiliated company which are subordinated by law or by contract to any financial indebtedness outstanding under the Note (including, for the avoidance of doubt, obligations that would in an insolvency be subordinated pursuant to section 39 para 1 no 5 or section 39 para 2 of the German Insolvency Code (Insolvenzordnung)) and including obligations under guarantees for obligations which are so subordinated; or

(ii)	incurred in willful or gross negligent violation of any of the provisions of the Note shall be disregarded; and

(b)	for the avoidance of doubt, Net Assets shall include any counterclaim or recourse claim (Gegenleistung- oder Rückgewähranspruch) to which the German Guarantor is entitled or which the German Guarantor would acquire against its shareholder or any other member of the group as a result of granting the security hereunder, unless such counterclaim or recourse is not fully valuable (vollwertig) within the meaning of the second sentence of the first paragraph of section 30 of the German Limited Liability Companies Act (taking into account all the relevant requirements of the German Federal Court (Bundesgerichtshof) to determine the full value (Vollwertigkeit) of such a claim).

(c)	The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were applied by the German Guarantor in the preparation of its most recent annual balance sheet (Jahresbilanz).

Protected Capital means in relation to the German Guarantor the aggregate amount of:

(a)	its share capital (Stammkapital) as registered in the commercial register (Handelsregister) provided that any increase registered after the date of the issuance of the Note shall not be taken into account unless (i) such increase has been effected with the prior written consent of Lender (even if such increase is permitted under the Note) and (ii) only to the extent it is fully paid up; and

(b)	its amount of profits (Gewinne) or reserves (Rücklagen) which are not available for distribution to its shareholder(s) in accordance with sections 253 para 6 or 268 para 8 HGB or section 272 para 5 HGB, as applicable.

Subsidiary means a subsidiary within the meaning of sections 15 – 17 of the German Stock Corporation Act (Aktiengesetz, “AktG”).

1.2	Lender agrees not to assert or enforce any payment obligation under the Guaranty or any other payment obligation under or in connection with the Note if and to the extent that:

(a)	the assertion or enforcement would otherwise

(i)	have the effect of reducing the German Guarantor’s Net Assets to an amount that is lower than the amount of its Protected Capital or, if the amount of the Net Assets is already lower than the amount of its Protected Capital, cause the Net Assets to be further reduced; and

(ii)	thereby give rise to a violation of the capital maintenance requirement as set out in section 30 para 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, GmbHG); and

(b)	the German Guarantor has complied with its obligation to deliver the Management Determination and the Auditor’s Determination, in each case together with an up-to-date balance sheet, in accordance with the requirements set out in Clauses 1.3 and 1.4 below.

1.3	Within 15 (fifteen) calendar days following Lender’s notification of its intention to enforce the Guaranty, the German Guarantor shall provide a certificate signed by its managing director(s) (Geschäftsführer) confirming in writing if and to what extent such enforcement would have the effects referred to in Clause 1.2(a) above (the Management Determination). Such confirmation shall comprise an up-to-date balance sheet of the German Guarantor and a detailed calculation, based on the provisions of this Agreement, of the amount of the Net Assets and Protected Capital of the German Guarantor. Lender shall be entitled to enforce the Guaranty to an extent which pursuant to the Management Determination would not cause the effects set out in Clause 8.3(b) above (irrespective of whether or not Lender agrees with the Management Determination).

1.4	If Lender disagrees with the Management Determination, it may within thirty (30) calendar days of its receipt request the German Guarantor to deliver, at its own cost and expense, within twenty (20) calendar days of such request an up-to-date balance sheet of the, drawn-up by a firm of auditors appointed by the German Guarantor in consultation with Lender, together with a detailed calculation, based on the provisions of this Agreement, of the amount of the Net Assets and Protected Capital of the German Guarantor (the Auditor’s Determination). Lender shall be entitled to enforce the Guaranty to an extent which pursuant to the Auditor’s Determination would not cause the effects set out in Clause 1.2(a) above.

1.5	No reduction of the amount enforceable pursuant to this Clause 1 will prejudice the right of Lender to continue to enforce the Guaranty (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction of the claims secured.

1.6	Where the German Guarantor claims in accordance with the provisions of Clause 8.2 above that the Guaranty can only be enforced in a limited amount, the German Guarantor, shall within two (2) months after a written request of Lender realize, to the extent legally permitted, any and all of its assets which are not required for the German Guarantor’s business (nicht betriebsnotwendig) and that are shown in the balance sheet with a book value (Buchwert) that is substantially lower than the market value of the relevant assets.

1.7	This Clause 1 shall not apply if, at the time of enforcement of the Guaranty:

(a)	a domination agreement (Beherrschungsvertrag) and/or a profit transfer agreement (Gewinnabführungsvertrag) (either directly or through an unbroken chain of domination and/or profit transfer agreements) is effective between the German Guarantor as dominated entity (beherrschtes Unternehmen), and the primary obligor of the relevant secured obligations, as dominating entity (beherrschendes Unternehmen), unless the German Guarantor proves with a final (rechtskräftig) court judgement obtained by or in relation to the German Guarantor that the existence of a domination and/or profit and loss transfer agreement alone is not sufficient to disapply section 30 sentence 1 of the GmbHG and enforcement of the Guaranty would result in a breach of section 30 sentence 1 of the GmbHG and result in personal or criminal liability of the managing directors of the German Guarantor; or

(b)	if and to the extent the German Guarantor holds a valuable indemnity claim for refund (vollwertiger Gegenleistungs- und Rückgewähranspruch) against its direct or indirect shareholders within the meaning of the second sentence of the first paragraph of section 30 of the GmbHG (taking into account all the relevant requirements of the German Federal Court (Bundesgerichtshof) to determine the full value (Vollwertigkeit) of such a claim).